UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 4, 2009

KRAFT FOODS INC.

(Exact name of registrant as specified in its charter)

Virginia	1-16483	52-2284372
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

Three Lakes Drive, Northfield, Illinois	60093-2753
(Address of Principal executive offices)	(Zip Code)

Registrant’s Telephone number, including area code: (847) 646-2000

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02. Results of Operations and Financial Condition.

This information shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as shall be expressly set forth by specific reference in such a filing.

On February 4, 2009, Kraft Foods Inc., a Virginia corporation, issued a press release announcing earnings for the fourth-quarter and full-year ended December 31, 2008. A copy of the earnings press release is furnished as Exhibit 99.1 to this report.

The company reports its financial results in accordance with accounting principles generally accepted in the United States (“GAAP”).

The company’s top-line guidance measure is organic net revenues, which excludes the impact of acquisitions, divestitures and currency. The company uses organic net revenues and corresponding growth ratios as non-GAAP financial measures. Management believes this measure better reflects revenues on a going-forward basis and provides improved comparability of results.

The company is presenting various operating results, such as operating income, effective tax rate and EPS on both a reported basis and on a basis excluding items that affect comparability of results. When the company uses operating results, such as operating income, effective tax rate and EPS, excluding items, they are considered non-GAAP financial measures. The term “items” includes asset impairment, exit and implementation costs primarily related to a restructuring program that began in the first quarter of 2004 (the “Restructuring Program”). These restructuring charges include separation-related costs, asset write-downs, and other costs related to the implementation of the Restructuring Program. Other excluded items pertain to asset impairment charges on certain long-lived assets, gains and losses on divestitures, interest from tax reserve transfers from Altria Group, Inc., the favorable resolution of Altria Group, Inc.’s 1996-1999 IRS Tax Audit in 2006, other one-time costs related to the company’s European Union segment reorganization, charges from certain legal matters, and a deferred tax reconciliation item.

Management believes that these non-GAAP financial measures and corresponding ratios provide additional meaningful comparisons between current results and results in prior operating periods. More specifically, management believes these non-GAAP financial measures reflect fundamental business performance because they exclude those items that affect comparability of results.

Management uses segment operating income and segment operating income excluding items to evaluate segment performance and allocate resources. Beginning in the second quarter of 2008, we began excluding unrealized gains and losses on hedging activities from segment operating income in order to provide better transparency of our segment operating results. Once realized, the gains and losses on hedging activities are recorded within segment operating results. Segment operating income now excludes unrealized gains and losses on hedging activity (which is a component of cost of sales), general corporate expenses and amortization of intangibles for all periods presented. Management believes it is appropriate to disclose this measure to help investors analyze segment performance and trends.

The company uses discretionary cash flow as its primary cash flow metric as it represents the controllable cash flows from operations. For the year ended 2008, discretionary cash flow was $2,774 million, and is defined as cash flow from operations ($4,141 million) less capital expenditures ($1,367 million). Management believes it shows the financial health of and how efficiently we are running the company.

See the attached schedules for supplemental financial data and corresponding reconciliations to certain GAAP financial measures for the quarters and years ended December 31, 2008 and 2007. Because GAAP financial measures on a forward-looking basis are neither accessible nor deemed to be significantly different, and reconciling information is not available without unreasonable effort, with regard to the non-GAAP financial measures in our 2009 Outlook, we have not provided that information. Non-GAAP financial measures should be viewed in addition to, and not as an alternative for, the company’s results prepared in accordance with GAAP. In addition, the non-GAAP measures the company is using may differ from non-GAAP measures that other companies use. A reconciliation of all non-GAAP measures to the nearest comparable GAAP used in this earnings release can be found on the company’s web site, www.kraft.com.

Item 9.01. Financial Statements and Exhibits.

(d)	The following exhibit is being furnished with this Current Report on Form 8-K.

Exhibit Number	Description
99.1	Kraft Foods Inc. Press Release, dated February 4, 2009.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

KRAFT FOODS INC.

Date: February 4, 2009	By:	/s/ Timothy R. McLevish
	Name:	Timothy R. McLevish
	Title:	Executive Vice President and Chief Financial Officer